EXHIBIT 99.1

Fansteel, Inc.
570 Lake Cook Road
Suite 200
Deerfield, Illinois 60015
Attn: Shareholders

Re:	Voluntary Resignation as Member of the Board of Directors of Fansteel, Inc.

Dear Shareholders and Members of the Board of Directors of Fansteel, Inc.:

Due to recent changes in the equity ownership of Fansteel, Inc., it is expected that a newly formed controlling group of the company will file a Schedule 13D/A pursuant to the Securities Exchange Act of 1934.  The purpose of the Schedule 13D/A is to advise the shareholders of the Company that three (3) individuals and/or entities, through recent purchase or exchange of issued securities of Fansteel, Inc., now own more than sixty percent (60%) of the equity of the Company.  The ownership of this portion of Fansteel, Inc. stock has been further formalized by a Cooperation Agreement between these individuals and entities: Greenwich Investment Company LLC, Brian F. Cassady, and Curtis J. Zamec, II (the “Control Group”).

Consistent with the aforementioned Cooperation Agreement and anticipated Schedule 13D/A filing, the Control Group further desires to appoint three (3) new members to the Board of Directors.  Recognizing this change in control of Fansteel, Inc., and anticipating the appointment of these new members to the Board of Directors, the undersigned hereby voluntarily resigns as a member of the Board of Directors of Fansteel, Inc., effective as of the time of the filing of the Control Group’s Schedule 13D/A.  The undersigned thanks the other members of the Board of Directors and the shareholders of the Company for the opportunity to serve in said capacity.

Very truly yours,

/s/ J R Parker
John R. Parker
Chairman of the Board of Directors of Fansteel, Inc.